Exhibit 10.25

Date: January 5, 2015

Dear Mr. Michael Fidgeon,

We are pleased to extend the promotional opportunity to you for the position of Chief Executive Officer, Providence Human Services. This position directly reports to Chief Executive Officer of The Providence Service Corporation (“Providence”). The following outlines our promotional offer:

Effective Date:	January 1, 2015

Status:	Full-Time, Exempt

Base Salary:	$360,000 per annum

Term Bonus:

Michael Fidgeon (“Employee”) shall be entitled to payment of a Term Bonus in the amount of fifty percent (50%) of his Base Salary (the “Term Bonus”) upon the achievement by Providence of one hundred percent (100%) of its budgeted EBITDA performance and acceptable performance by the Employee, in each case as determined by Providence’s Board of Directors (the “Board”) or Providence’s Compensation Committee of the Board, subject to the discretion of the Board or a committee thereof to take into account or disregard extraordinary events. The Term Bonus shall be payable promptly following the completion and filing of the Providence’s annual audited financial statements for the calendar year, and Employee’s rights to receive the Term Bonus shall be contingent upon being employed by Providence or any of its affiliates on the date that payment of the Term Bonus is made, except as otherwise expressly provided.

Employee shall be entitled to any earned and unpaid portion of Employee’s Base Salary, any Bonus (if earned) relating to a fiscal year which was completed before Employee’s death or Disability and accrued Benefits up to the date of termination, in each case less all deductions or offsets for amounts owed by Employee to the Company.

Benefits:

Providence provides for a variety of benefits to eligible employees, including: health, dental and vision, life insurance, company-sponsored 401(k) plan, paid vacation and sick time as well as paid holidays. The eligibility for these benefits is outlined in our Employee Handbook.

Providence will continue payment for disability insurance. Providence will discontinue payment for family medical, dental and vision coverage.

Severance:

If Employee is terminated without cause, an appropriate amount of severance will be granted in the amount no less than 12 months of the current base salary minus appropriate tax and other withholdings.

Other:

During Employee’s employment with Providence or any of its affiliates and for a period of eighteen (18) months thereafter, Employee will not, in any capacity (including, but not limited to, owner, partner, member shareholder, consultant, advisor, financier, agent, employee, officer, director, manager or otherwise), directly or indirectly, for his own account or for the benefit of any natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, association, cooperative or other entity (any of the foregoing, a “Person”), establish, engage in, finance, advise, work or consult for, or be connected with, except as an employee of Providence, any business in competition with any of the businesses of Providence or its affiliates if such business competes with Providence or any affiliate in any State, county, or municipality where Providence or its affiliates conduct business, are preparing to conduct business or have conducted business during Employee’s employment with Providence or any of its affiliates.

Furthermore, during Employee’s employment with Providence or any of its affiliates, and for a period of eighteen (18) months thereafter, Employee will not, directly or indirectly, for his own account or for the benefit of any Person or entity: hire, solicit, service, supply or sell to, contact, or aid in the solicitation, servicing, supplying or selling to any Person or entity which is or was an employee, customer, prospective customer, client, prospective client, contractor, subcontractor or supplier of Providence or its affiliates at any time within the three (3) years prior to Employee’s termination of employment (“Company Customers/Clients”).

Upon the effectiveness of this employment offer, your existing offer with Providence Service Corporation shall be automatically terminated and shall be of no further force or effect, and shall be superseded and replaced in full by this employment offer. Your signature below will indicate your acceptance of the position offered. We look forward to your contributions in delivering innovative human services. Please return a signed copy of this employment offer letter. Congratulations!

Sincerely,

/s/ Warren Rustand

Warren Rustand, CEO

I accept this employment offer with the terms stated above. I understand I am employed at will by Providence Service Corporation. I may resign at any time, for any reason; and may be separated from my employment by Providence Service Corporation at any time, for any reason, except those prohibited by law, with or without notice. Any modification or alteration of the at will term of your employment can only be made in writing and signed by you and the current CEO of Providence Service Corporation.

/s/ Michael C. Fidgeon	1-5-2015
Employee Signature	Date